Exhibit 2.2

Description of Securities

The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association adopted by special resolution passed on February 16, 2023 (or the Amended and Restated Memorandum and Articles of Association) and the Companies Act (as amended) of the Cayman Islands (or the Cayman Islands Companies Act) insofar as they relate to the material terms of our share capital. Our Amended and Restated Memorandum and Articles of Association came into effect simultaneously with the Capital Reduction taking effect on March 24, 2023. This discussion does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Memorandum and Articles of Association.

General

As of May 15, 2023 our authorized share capital consists of 100,000,000 ordinary shares, par value $0.0001 per share (or the Ordinary Shares), of which 7,441,564 shares were issued and outstanding as of such date. All of our issued and outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Share Capital

Our Amended and Restated Memorandum and Articles of Association permit us to increase our authorized share capital by the creation of additional authorized but unissued shares, or to reduce our authorized share capital by the cancellation of authorized but unissued shares, by way of ordinary resolution to consolidate the shares forming our then authorized share capital into a lower number of shares of a proportionally greater par value, or subdivide the shares forming our share capital into a larger number of shares of a proportionally lesser par value, by way of ordinary resolution; and to reduce our share capital in any way, including by reducing the par value of our issued share capital, cancelling any paid-up share capital which is lost or unrepresented by available assets, and extinguishing or reducing the liability of any of our shares, by way of special resolution and by order from the Grand Court of the Cayman Islands confirming such reduction. See “Voting Rights and Thresholds” below.

Share Repurchase

Subject to Nasdaq Stock Market Rules, the Cayman Islands Companies Act, our Amended and Restated Memorandum and Articles of Association and any rights conferred on the holders of any Ordinary Shares or attached to any class of shares, our board of directors may cause us to repurchase or otherwise acquire shares in such manner, upon such terms and subject to such conditions as they think fit. Pursuant to the Cayman Islands Companies Act, the repurchase of any share may be paid out of our profits, out of the share premium account or out of the proceeds of a fresh issuance of shares made for the purpose of such repurchase, or, out of capital if we are able to pay our debts, if any, as they fall due in the ordinary course of our business.

On May 17, 2022, subject to a 10b-18 Stock Repurchase Agreement dated May 19, 2022, our board of directors authorized the repurchase of up to $1.0 million of our Ordinary Shares (or the Repurchase Program). We may repurchase all or a portion of our authorized repurchase amount. The Repurchase Program does not obligate us to repurchase any specific number of the Ordinary Shares and the Repurchase Program may be suspended or terminated at any time at our management’s discretion. Pursuant to the Repurchase Program, as of May 15, 2023, 5,699 shares have been repurchased, at an average price per share of $21.18, all of which are held in treasury.

Voting Rights and Thresholds

At any general meeting of our shareholders, a resolution put to the vote of the meeting must be decided on a show of hands unless a poll is demanded. On a show of hands, each shareholder present in person or represented by proxy or (in the case of a shareholder that is a non-natural person) by authorized underwriter shall have one vote for each share held by that shareholder.

A poll may instead be demanded:

●	before the show of hands on that resolution is taken;
●	before the result of the show of hands on that resolution is declared; and
●	immediately after the result of the show of hands on that resolution is declared.

In the event that a poll is demanded, each shareholder present in person or represented by proxy or (in the case of a shareholder that is a non-natural person) by authorized representative has one vote for each share held by that shareholder.

To be passed at a general meeting of shareholders, ordinary resolutions require the affirmative vote of a simple majority of the votes cast by such shareholders as, being entitled to do so, attend and vote at the general meeting of shareholders in person, by proxy, or (in the case of a shareholder that is a non-natural person) by authorized representative; and special resolutions require the affirmative vote of a two-thirds majority of the votes cast by such shareholders as, being entitled to do so, attend and vote at the general meeting in person, by proxy, or (in the case of a shareholder that is a non-natural person) by authorized representative.

Generally, all matters to be transacted at a general meeting of shareholders are passed as ordinary resolutions, save for certain matters specified under our Amended and Restated Memorandum and Articles of Association or the Cayman Islands Companies Act as requiring a special resolution such as appointing a voluntary liquidator, changing our name, amending our Amended and Restated Memorandum and Articles of Association and for other matters such as transferring treasury shares at a discount to employees or subordinate companies.

Special resolutions and ordinary resolutions may also be passed by a unanimous written resolution of all the shareholders having the right to attend and vote at the general meeting.

Dividends

Under the Cayman Islands Companies Act and our Amended and Restated Memorandum and Articles of Association, our board of directors may declare and authorize the payment of dividends and distributions out of our realized or unrealized profits, out of the share premium account (provided that we will, immediately following that dividend or distribution, be able to pay any our debts, if any, which we may have undertaken in the ordinary course of our business), or as otherwise permitted by the Cayman Islands Companies Act.

Except as provided by our Amended and Restated Memorandum and Articles of Association or the rights attached to any of our Ordinary Shares, dividends shall be declared and paid according to the amounts paid up on the nominal value of the Ordinary Shares on which the dividend is paid. Dividends may be declared and paid in cash or in kind (including paid up share capital or securities in another body corporate). Any dividend unclaimed after a period of three years from the date the dividend became due for payment shall be forfeited and shall revert to us.

Transfer of Shares

Subject to the restrictions of our Amended and Restated Memorandum and Articles of Association, certificated shares may be transferred, by an instrument of transfer in writing in any usual form or in another form approved by the board of directors or prescribed by Nasdaq, which must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee. Uncertificated shares may be transferred, without a written instrument in accordance with the rules or regulations of any electronic trading systems permitted by Nasdaq.

Our board of directors may decline to register any transfer of an uncertificated share or depositary interest (i) if the transfer is in favor of more than four persons jointly (in the case of an uncertificated share); and (ii) in any other circumstance permitted by the rules or regulations of any electronic trading systems permitted by Nasdaq in which the share is held.

If our board of directors refuses to register a transfer of a share, they shall, within two months after the date on which the transfer was delivered to us, send notice of the refusal to the transferee.

Variation of Rights of Shares

Under our Amended and Restated Memorandum and Articles, if at any time our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may be varied in such manner as those rights may provide or, if no such provision is made, either:

●	with the consent in writing of holders of not less than two-thirds of the issued shares of that class; or

●	with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by not less than a two-thirds majority of the holders of the shares of that class present and voting at such meeting (whether in person or by proxy).

For these purposes, our directors may treat two or more or all of the classes of shares as forming one class of shares if we consider that such classes of shares would be affected by the proposed variation in the same way. Rights attaching to a class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares with rights that are equal to the rights of such existing class of shares, by the reduction of capital paid up on such shares or by the repurchase, redemption, surrender or conversion of any shares in accordance with the Cayman Islands Companies Act and our Amended and Restated Memorandum and Articles.

Borrowing Powers

Under our Amended and Restated Memorandum and Articles, our board of directors may exercise all of our powers to borrow money and to mortgage or charge all, or any part, of our undertaking and property and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation incurred by us or by any third-party.

Business Combinations

The Cayman Islands Companies Act makes specific provision for the acquisition of a Cayman Islands company by way of a court-approved scheme of arrangement, by way of mandatory squeeze-out following a tender offer, and by way of merger.

A court-approved scheme of arrangement under the Cayman Islands Companies Act requires the approval of a majority in number of the registered holders of each participating class or series of shares voting on the scheme of arrangement, representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting (excluding any shares held by the acquiring party on the basis that they will be considered a separate “class”). If a scheme of arrangement receives the requisite shareholder approval and is subsequently sanctioned by the Cayman Islands courts, all holders of all classes or series of shares to which the series relates will be bound by the terms of the scheme of arrangement.

The Cayman Islands Companies Act also provides that, where an offer is made to acquire all of a class of shares and the holders of 90% or more in value of the shares of such class (excluding shares already held by the offeror) have accepted such offer within four months of it being made, the offeror may require the remaining shareholders in that class to transfer their shares on the same terms as set out in the offer by serving notice at any time within two months of the expiry of the four month period (subject to a right of such remaining shareholders to obtain relief from the Cayman Islands courts, as described below in “Appraisal rights”). If the offeror acquires more than 90% of the shares of a class following such an offer but does not exercise its compulsory acquisition right, the remaining shareholders have no right to require the offeror to acquire their shares on the terms of the offer following closure of the offer.

The Cayman Islands Companies Act also provides that business combinations can be effected by way of a merger of a Cayman Islands company with one or more other companies (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of any such other company) with the approval of the shareholders by special resolution. In addition, the consent of each holder of a fixed or floating security of a constituent company in any such merger must be obtained, unless the Cayman Islands courts waive such requirement. Shareholders who register their dissent to the merger in accordance with the provisions of the Cayman Islands Companies Act have the right to receive the “fair value” of their shares in cash, subject to certain exceptions, as further described below in “Appraisal rights”).

Under Cayman Islands law, directors may dispose of all or substantially all of the assets of a Cayman Islands company without the approval of the shareholders, unless the articles of association specifically provide that shareholder consent or approval is required. Our Amended and Restated Memorandum and Articles of Association do not impose shareholder approval rights for disposals of assets by us.

Appraisal rights

The Cayman Islands Companies Act does not specifically provide for any appraisal rights.

However, in connection with the compulsory transfer of shares where a person has acquired at least 90% of the shares of the same class pursuant to an offer for all of the shares of that class and proceeds to serve notice of compulsory for acquisition of the remainder (as described above in “Business combinations”), any shareholder to whom such compulsory acquisition applies may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer to object to the transfer. In these circumstances, the burden is on the objecting shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The Cayman Islands courts are unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

In addition, in connection with a merger or a consolidation, dissenting shareholders have the right to object to the terms of merger or consolidation approved by special resolution and instead be paid the fair value of their shares in cash (which, if not agreed between the parties, will be determined by the Cayman Islands court).These rights of a dissenting shareholder are not available in certain circumstances, for example, (i) to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or (ii) where the consideration for such shares to be contributed are shares of the surviving or consolidated company (or depositary receipts in respect thereof) or shares of any other company (or depositary receipts in respect thereof) which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2,000 holders.

Regulation of takeovers, substantial acquisition rules

Except for specific rules that apply only to companies listed on the Cayman Islands Stock Exchange or companies that are regulated by the Cayman Islands Monetary Authority (which are not applicable to us), there are no rules or restrictions under the Cayman Islands’ Code on Takeovers and Mergers and Rules Governing Substantial Acquisitions of Shares governing the acquisition of all or a specified percentage of direct or indirect voting rights in a Cayman Islands company, or the conduct of the directors of a Cayman Islands company following an actual or potential takeover or merger offer, nor are there any statutory restrictions in respect of defensive mechanisms which the board of directors could employ in respect of actual or potential takeover or merger offers.

Our Amended and Restated Memorandum and Articles of Association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire.

Minority protection and derivative actions

Under common law principles, shareholders in a Cayman Islands company are entitled to have the affairs of a company conducted in accordance with such company’s constitution and applicable law. As such, shareholders may bring personal or representative actions against a company in respect of breaches of their (and other similarly affected shareholders’) rights as shareholders under the constitution of the company and applicable law (for example, in the event that they are prevented from exercising voting rights, or from requisitioning a meeting).

A minority shareholder may also bring a derivative action in the name of a company. While, as a matter of common law (under the general rule known as the rule in Foss v. Harbottle), the Cayman Islands courts will generally refuse to interfere with the management of a company at the insistence of a minority shareholder in circumstances where the majority have approved or ratified the matter or act in contention, a minority shareholder may be permitted to commence a derivative action in the name of a company in order to challenge any such matter or act which: (a) is ultra vires the company or illegal; (b) constitutes a fraud on the minority where the wrongdoers control the company; (c) constitutes an infringement of individual rights of shareholders (such as a right to attend and vote at a meeting); and/or (d) has not been properly approved in accordance with any applicable special or extraordinary majority of the shareholders.

The Cayman Islands Companies Act also gives power to the Cayman Islands courts to wind up a company if the courts are of the opinion that it would be just and equitable to do so (and if the courts consider it just and equitable to wind up the company, they may instead make other orders with respect to the company as an alternative to a winding up order). The basis on which the courts may make exercise such powers on application by shareholders in a Cayman Islands company have been held to include the following: (a) the substratum of the company has disappeared; (b) there has been some fraud on the minority or illegality; and (c) there has been mismanagement or misapplication of the company’s funds.

Access to books and records

Shareholders have no general right under the Cayman Islands Companies Act to inspect or obtain copies of the share register or the business or corporate records of a company, save that the Cayman Islands Companies Act requires that the register of mortgages and charges must be open to inspection by any shareholder or creditor of a company at all reasonable times.

As of October 1, 2019, under the Cayman Islands Companies Act, a list of names of the current directors and alternate directors of a company will also be available for inspection by the Registrar of Companies in the Cayman Islands to any person upon payment of a fee and subject to any conditions as the Registrar of Companies may impose.

Voluntary winding up and dissolution

Under the Cayman Islands Companies Act, a voluntary liquidation may be commenced by the shareholders of a company if a special resolution is passed to that effect. The directors are then required to swear a declaration of the company’s solvency within 28 days of the voluntary liquidation resolution being passed. If the directors are unable to do so, the voluntary liquidator appointed by the voluntary liquidation resolution will apply to the Cayman Islands courts for a supervision order and the liquidation will proceed under the supervision of the Cayman Islands courts.

In addition, any shareholder who has held shares for at least six months (or any lesser period if the shares are held following transmission on death of a former shareholder) is entitled to petition the Cayman Islands courts to make a winding up order. A Cayman Islands court may make a winding up order if it is of the opinion that it is just and equitable that the company should be wound up. However, where a shareholder has contractually agreed not to present a petition for winding up against a company, the Cayman Islands Companies Act provides that the Cayman Islands courts shall dismiss any petition for winding up by that shareholder.

In respect of an insolvent liquidation, the Cayman Islands Companies Act provides that, upon a petition to the Cayman Islands courts made by the company itself or by any creditor (including a contingent or prospective creditor) or contributory, a company may be wound up if it can be shown to the satisfaction of the Cayman Islands courts that the company is unable to pay its debts. Where the Cayman Islands courts make an order for winding up, an official liquidator will be appointed by the court, and the directors of the company shall cease to have any power or authority.

Provisional liquidators may also be appointed in certain circumstances in advance of the Cayman Islands courts making a winding up order, including on petition by a company where it is (or is likely to become) unable to pay its debts and intends to present a compromise or arrangement to its creditors in order to restructure the company’s affairs. Where the Cayman Islands courts order the appointment of a provisional liquidator following an application by a company to permit such a restructuring, the powers of the provisional liquidator so appointed may be limited by the courts and the existing directors may be allowed to remain in control of the company, subject to the supervision of the court.

Where the Cayman Islands courts have made a winding up order or an order to appoint provisional liquidators, no suit, action or other proceedings shall be continued or commenced against the company except with leave of the courts (although secured creditors retain their rights enforce their security without leave of the courts). In addition, any disposition of a company’s property following the commencement of winding up is, unless the Cayman Islands courts order otherwise and subject to the rights of enforcement by secured creditors, void.

Appointment and Removal of Directors

Appointment and removal by shareholders

In accordance with our Amended and Restated Memorandum and Articles of Association, the Company may by ordinary resolution at an annual general meeting (and not at any other general meeting) appoint a person who is willing to act to be a director either to fill a vacancy or as an addition to the existing directors, provided that:

●	any such appointment would not cause the total number of directors to exceed any maximum number applying to us; and

●	no person other than a director seeking re-election shall be eligible for appointment by ordinary resolution unless the person or some shareholder intending to propose his or her nomination has, at least 30 business days before the meeting at which his or her proposed appointment is to be considered, left at our registered office a notice in writing duly signed by the nominee giving his or her consent to the nomination and signifying his or her candidature for the office or the intention of the shareholder to propose the person. Notice of every candidature for election as a director will be given to each shareholder with or as part of the notice of the annual general meeting at which the election is to be proposed.

Shareholders shall not be entitled to requisition a general meeting to propose the appointment or election of a director.

In accordance with our Amended and Restated Memorandum and Articles of Association, the Company may by special resolution remove any Director before the expiration of his period of office, but without prejudice to any claim for damages which he may have for breach of any contract of service between him and the Company. See “Voting Rights and Thresholds” below.

Appointment by Directors

Under our Amended and Restated Memorandum and Articles of Association, our board of directors has the power to appoint at any time any person who is willing to act as a director, either to fill a vacancy or as an additional director (subject to any requirements as to minimum or maximum number of directors then applying to us). Any director so appointed is required to retire at the next annual general meeting after such appointment and shall be eligible to stand for re-election as a director at such meeting.

Rotational Retirement of Directors

Our Amended and Restated Memorandum and Articles of Association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. A director who retires by rotation at an annual general meeting may, if willing, be reappointed by ordinary resolution.

Size of the Board and Board Vacancies

Our Amended and Restated Memorandum and Articles of Association provide that, unless determined otherwise by special resolution, there shall be a minimum of two directors and a maximum of seven directors.